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                                                                Exhibit (a)(4)


                                PLC SYSTEMS INC.

                        FORM OF PROMISE TO GRANT OPTIONS

           PURSUANT TO THE OFFER TO EXCHANGE OUTSTANDING STOCK OPTIONS
                              DATED AUGUST 26, 2002


To:  Participants in the PLC Systems Inc. Stock Option Exchange Offer

     In exchange for your surrender of certain outstanding stock options, PLC Systems Inc. promises to grant to you a new stock option or options, as applicable, exercisable for shares of its common stock. Under the terms of the Offer to Exchange Outstanding Stock Options dated August 26, 2002, you will receive a new option to purchase one share of common stock for each share of common stock that was issuable upon exercise of a surrendered option. Each new option will vest, on a cumulative basis, in six equal portions beginning on the grant date and every six months thereafter, subject to your continued employment with PLC Systems Inc. The new options will be granted on March 26, 2003. The exercise price of each new option will be the closing price of our common stock as reported on the American Stock Exchange on the date of grant of the new options. Each new option will be subject to the terms and conditions of our 1993 Stock Option Plan, 1995 Stock Option Plan, 1997 Executive Stock Option Plan, 2000 Non-Qualified Performance and Retention Equity Plan or 2000 Equity Incentive Plan, as the case may be, and applicable form of stock option agreement.

     This promise to grant stock options to you does not constitute a guarantee of employment with us for any period. Your employment with us remains "at-will" and can be terminated by either you or us at any time, with or without cause or notice. If you voluntarily terminate your employment with us, or if we terminate your employment for any reason, before the grant of the new options, you will lose all rights to receive any new options and your surrendered options will not be returned to you.

     This promise is subject to the terms and conditions of the document entitled Offer to Exchange Outstanding Stock Options, dated August 26, 2002, and the Election Form previously completed and submitted by you, both of which are incorporated herein by reference. The documents described herein reflect the entire agreement between you and PLC Systems Inc. with respect to this transaction.

                                     PLC SYSTEMS INC.

                                     [NAME]
                                     [TITLE]

Date:  _____________


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